CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated December 27, 2013 relating to the financial statements of AllianceBernstein Growth and Income Fund, Inc. for the fiscal year ended October 31, 2013 which is incorporated by reference in this Post-Effective Amendment No. 124 to the Registration Statement (Form N-1A No. 2-11023) of AllianceBernstein Growth and Income Fund, Inc.

                                                           /s/ ERNST & YOUNG LLP


New York, New York
February 25, 2014